EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
EMCORE CORPORATION

TO:    State Treasurer
State of New Jersey

Pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3), Corporations, General of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:
1.     The name of the corporation is EMCORE Corporation (the “Corporation”).
2.     The following amendments to the Corporation’s Restated Certificate of Incorporation were approved and adopted by the directors and thereafter duly adopted by the shareholders of the Corporation on the 16th day of March, 2018:

Resolved, that Article Fifth, Paragraph B of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“B.
The number of directors constituting the entire Board of Directors shall be not less than five nor more than nine as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.”

Resolved, that Article Fifth, Paragraph C of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“C.
Until the 2019 Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits. Commencing with the 2019 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall hold office until the next succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified. Any vacancies in the Board of Directors for any reason and any created directorships resulting from any increase in the number of directors may be filled by the vote of not less than 66 2/3% of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.”

Resolved, that Article Fifth, Paragraphs D and E of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“D.
Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Restated Certificate of Incorporation of the Corporation or the By-Laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.”

“E.
Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least a majority of the outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Fifth.”

3.     The number of shares outstanding at the time of the adoption of the amendments was: 27,199,572. The total number of shares entitled to vote thereon was 27,199,572.
4.     With respect to the amendment referenced above to Article Fifth, Paragraph B of the Restated Certificate of Incorporation of the Corporation, the number of shares voting for the amendment was 22,113,216 and the number of shares voting against the amendment was 333,796. With respect to the amendment referenced above to Article Fifth, Paragraph C of the Restated Certificate of Incorporation of the Corporation, the number of shares voting for the amendment was 22,352,282 and the number of shares voting against the amendment was 100,267. With respect to the amendment referenced above to Article Fifth, Paragraphs D and E of the Restated Certificate of Incorporation of the Corporation, the number of shares voting for the amendment was 22,203,498 and the number of shares voting against the amendment was 242,495.
The effective date of this Amendment to the Corporation’s Restated Certificate of Incorporation shall be upon filing.

Dated: March 19, 2018

EMCORE CORPORATION

By: _/s/ Ryan Hochgesang_______
Name: Ryan Hochgesang
Title: VP, General Counsel